Exhibit 99

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424
Kevin.lowery@alcoa.com

Investor Relations:	Matthew Garth
Alcoa Inc.
212-836-2674
Matthew.garth@alcoa.com

John Thuestad Elected Alcoa Executive Vice President and Group President Global Primary Products; Bernt Reitan to Retire

New York, February 23, 2010 – Alcoa announced today that its Board of Directors has elected John Thuestad, 49, Executive Vice President and Group President of Global Primary Products effective March 1, 2010. He succeeds Bernt Reitan, 62, who will retire after nearly 40 years working in the aluminum industry.

Mr. Thuestad will have overall responsibility for the strategic and operational management of Alcoa’s alumina refineries and primary aluminum smelters worldwide. He also will have overall accountability for Alcoa’s primary products growth projects, including the recently announced partnership with Ma’aden to develop the lowest-cost, fully integrated aluminum complex in the world in Saudi Arabia. In addition, he will oversee Alcoa’s mining operations, metal purchasing and trading, and transportation areas. Mr. Thuestad will be a member of Alcoa’s Executive Council, the senior leadership group that sets strategic direction for the company.

Most recently, Mr. Thuestad was Chief Operating Officer for Global Primary Products, focusing primarily on reducing the cost of alumina and aluminum production. Alcoa is the world’s leading primary aluminum producer. Its global smelting capacity totals more than 4.8 million metric tons per year, and its global alumina capacity increased to more than 18 million metric tons per year with the 2009 completion of the Alumar alumina refinery expansion in Brazil.

Mr. Thuestad joined Alcoa in 2008 as President of Global Primary Products – United States, responsible for Alcoa’s aluminum smelters in the U.S. and its alumina refinery in Pt. Comfort, Texas. A year later, he assumed the new position of Chief Operating Officer for Global Primary Products worldwide and was elected a vice president of Alcoa. Prior to joining Alcoa, Mr. Thuestad was President and CEO of Elkem ASA of Norway, President of Elkem Aluminium ANS, and CEO and President at Norzink, a zinc and aluminium fluoride producer owned 50/50 by Rio Tinto and Boliden.

“In his roles at Alcoa and his previous position as President and CEO of Elkem of Norway, John has proven himself to be an outstanding leader with deep knowledge of the primary aluminum business, and he has a successful track record of motivating people and achieving results under the most challenging circumstances,” said Alcoa President and CEO Klaus Kleinfeld.

Commenting on the retirement of Mr. Reitan, Mr. Kleinfeld said, “For almost 40 years, Bernt has dedicated himself to the aluminum business and has made huge contributions to the improvement of the industry. He has been a tremendous asset to Alcoa not only in the work that he has done within the company but also through the boards and industry associations with which he has partnered. I’m pleased that Bernt will assume the position of Chairman’s Counsel on March 1 until his retirement on August 1, so we can continue to benefit from his insights and experience.”

Mr. Reitan joined Alcoa in 2000 as general manager of Alcoa World Alumina Chemicals Europe, and six months later he was named president of Alcoa World Chemicals. He was elected an Alcoa vice president in 2001, when he assumed global accountability for Alcoa’s alumina business as president, Alcoa World Alumina Chemicals (AWAC). In January 2003, he was appointed President, Alcoa Primary Metals and by the end of 2003 was named Executive Vice President and Group President for Global Primary Products.

During his tenure, Mr. Reitan helped to expand the company into new, cost-effective geographies, including Alcoa Fjarðaál in Iceland, the company’s first new greenfield smelter in 20 years, and the Alcoa Juruti bauxite mine and port in Brazil. He also oversaw the expansion and modernization of Alcoa refineries and smelters around the world. Under his direction, Alcoa implemented an agreement with Orkla, exchanging their stakes in a Norwegian smelting partnership with the Swedish extrusion joint venture to focus on areas of expertise and best practices. Mr. Reitan also played a significant role in the repowering of Alcoa, creating Alcoa’s Energy group and building security for the company’s smelting operations through long-term power contracts.

Prior to joining Alcoa, Mr. Reitan held a series of executive management positions with Elkem in Norway.

He is a member of the board of directors of Royal Caribbean Cruises Limited (RCL) and Yara International ASA, a global firm specializing in agricultural products and environmental protection agents based in Norway. Mr. Reitan also serves as co-chair of the American-Scandinavian Foundation, a non-profit organization that promotes international understanding through educational and cultural exchange.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry, including a leading position in recycling (73 percent of all the aluminum ever produced since 1888 is still in use today). Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company is a leader in sustainability and has been a member of the Dow Jones Sustainability Index for eight consecutive years. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com